Contacts:        Emanuel Chirico
                 Executive Vice President & Chief Financial Officer
                 Phillips-Van Heusen Corp.
                 (212) 381-3503
                 www.pvh.com

                 Bryan P. Marsal
                 Chairman and Chief Executive Officer
                 Cluett American Corp.
                 (212) 984-8915


PHILLIPS-VAN HEUSEN CORPORATION LICENSES ARROW BRAND FROM CLUETT AMERICAN


NEW YORK - (June 13, 2000) -- Phillips-Van Heusen Corporation (NYSE: PVH) and Cluett American Corp. today jointly announced an agreement for Phillips-Van Heusen to license the Arrow brand for men's and boys' dress shirts and sportswear in the United States. The Arrow brand of dress shirts and sportswear is distributed to department stores, chain stores and specialty stores throughout the United States. In addition, PVH and Cluett have agreed in principle for PVH to acquire the stock of Cluett Designer Group, Inc., a Cluett American subsidiary that is the licensee for Kenneth Cole dress shirts. The closing of these transactions is subject to certain limited conditions and governmental approvals.

Bruce J. Klatsky, Chairman and Chief Executive Officer of Phillips-Van Heusen stated, "We are extremely pleased to be adding Arrow, one of the most well-known and respected brands in America, to our portfolio of nationally-recognized apparel and footwear brands. It provides us an opportunity for additional customer segmentation in both the dress and sportswear categories."

Bryan P. Marsal, Chairman and Chief Executive Officer of Cluett American added, "We believe we have chosen the best possible partner to market and grow the Arrow brand nationwide. We are excited by this opportunity and look forward to our affiliation with Phillips-Van Heusen."

Phillips-Van Heusen Corporation is one of the leading apparel and footwear companies in the world. Its roster of nationally recognized brands includes Van Heusen, Izod, G.H. Bass & Co., and Geoffrey Beene. In addition, the company licenses DKNY, FUBU, Regis by The Van Heusen Company, John Henry and Manhattan for dress shirts.

Cluett American Corp. is a leading designer, manufacturer and marketer of men's, women's and children's socks under the company-owned Gold Toe brand, as well as licensed brands Nautica, Jockey, Arrow and North Face in the United States. The company is also a licensee and manufacturer of Kenneth Cole dress shirts and men's socks and is the worldwide licensor/brand manager for the Arrow trademark. The company licenses the Arrow brand name in 75 countries worldwide to 32 separate licensees.

###

PHILLIPS-VAN HEUSEN SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during conference call/webcast, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statement involve risks and uncertainties, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company, (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the extent of discounts and promotional planning in the Company is required to engage, all of which can be affected by weather conditions, changes in the economy, fashion trends and other factors; (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory; and
(iv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

























                                      -2-